Exhibit 99.2

VSE CORPORATION COMPLETES REFINANCING OF TERM LOAN AND REVOLVER

New Capital Structure Provides Lower Interest Rate, Increased Liquidity, and Enhanced Financial Flexibility

MIRAMAR, FL., May 2, 2025 – VSE Corporation (“VSE” or the “Company”) (NASDAQ: VSEC), a leading provider of aviation aftermarket distribution and repair services, today announced the successful refinancing of its Term Loan A and Revolving Credit Facility.

The Company entered into a new $300 million Term Loan A and a $400 million revolving credit facility, both maturing on May 2, 2030. These facilities refinance and replace the Company’s previous debt arrangements, which were scheduled to mature in October 2026. Borrowings under the new facilities will initially bear interest at the Secured Overnight Financing Rate (SOFR) plus 175 basis points, representing a reduction of approximately 60 basis points compared to the terms of the prior facilities.

“This refinancing supports the culmination of our multi-year transformation to a pure-play aviation aftermarket business and positions VSE to execute our growth strategies with increased agility,” said Adam Cohn, Chief Financial Officer of VSE Corporation. “We’re pleased to have secured more favorable terms, including a lower interest rate and expanded borrowing capacity, which will reduce our cost of capital and enhance our liquidity. The strong demand for this facility is a testament to the strength of our financial profile, the resilience of our business model, and the confidence our lenders have in VSE’s future.”

Citizens Bank, N.A. acted as the administrative agent, lead-left bookrunner and joint lead arranger, for the syndicate of nine banks.

ABOUT VSE CORPORATION
VSE is a leading provider of aviation distribution and repair services for the commercial and business and general aviation (BG&A) aftermarkets. Headquartered in Miramar, Florida, VSE is focused on significantly enhancing the productivity and longevity of its customers' high-value, business-critical assets. VSE’s aftermarket parts distribution and maintenance, repair, and overhaul (MRO) services support engine component and engine and airframe accessory part distribution and repair services for commercial and BG&A operators. For more detailed information, please visit VSE's website at www.vsecorp.com.

FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements, including statements regarding the anticipated benefits of the refinancing transactions. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results to vary materially from those indicated or anticipated by such statements. Many factors could cause actual results and performance to be materially different from any future results or performance, including, among others, our increased leverage as a result of the additional indebtedness, our ability to achieve the anticipated benefits of the refinancing transactions, including our strategic growth priorities, and the risk factors described in our reports filed or expected to be filed with the SEC.

Any forward-looking statement or statement of belief speaks only as of the date of this press release. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR RELATIONS CONTACT:
Michael Perlman
Vice President of Investor Relations and Treasury
Phone: (954) 547-0480
Email: investors@vsecorp.com